Exhibit 99.1

JELD-WEN Announces First Quarter 2020 Results
May 5, 2020

Charlotte, N.C. - JELD-WEN Holding, Inc. (NYSE:JELD) today announced results for the three months ended March 28, 2020, including net revenues of $979.2 million, net loss of $0.2 million, adjusted EBITDA of $74.5 million, earnings per share ("EPS") of $0.00, and adjusted EPS of $0.13.
Highlights:

•	Net revenues for the first quarter decreased 3.1% year-over-year to $979.2 million, unfavorably impacted by volume/mix in each segment

•	Adjusted EBITDA margins of 7.6%, slightly ahead of previous outlook

•	Implemented comprehensive COVID-19 response plan with cost savings measures globally, while also prioritizing associate safety and flexibility to meet customer demand

•	Withdrew 2020 financial guidance due to global demand uncertainty related to COVID-19 pandemic

•	Pro forma first quarter liquidity of approximately $700 million reflecting recently completed transactions

"The health and security of our associates, channel partners, suppliers, and other business partners remains our number one priority as we work to safely maintain production, satisfy customer orders, and prepare for an eventual recovery in end market demand," said Gary S. Michel, president and chief executive officer. "In many locations, JELD-WEN has been identified as an "essential business" or "life sustaining" enterprise, allowing us to maintain operations and meet customer demand. In these locations, we are following World Health Organization and Centers for Disease Control and Prevention recommendations and adhering to local and regional guidelines, while adopting global best practices and utilizing JELD-WEN Excellence Model tools to ensure that we are minimizing exposure risk and protecting our associates."
"In light of the uncertain impact of COVID-19, we moved decisively in the first quarter to reduce operating costs and defer non-essential capital investment, maintain the integrity of our supply chain, and manage our cash and liquidity. We continue to service customers and respond quickly to changing market conditions," said Mr. Michel. "Our cost reduction measures include compensation reductions for our executive leadership team and board of directors, as well as other programs to temporarily reduce our salary costs globally. We have also suspended all discretionary spending and we continue to seek ways to increase overall liquidity."
"I am proud of how our associates have risen to this unprecedented challenge, as our COVID-19 response is expected to have an immediate, positive impact on our cost structure during the second quarter, while helping to further improve safety and maintain business continuity. We will emerge from this crisis a stronger, more unified JELD-WEN."

First Quarter 2020 Results

•	Favorable price/cost for the sixth consecutive quarter

•	Third consecutive quarter of core margin improvement in Europe segment

•	Volume/mix headwinds due to sequentially worse Australasia market demand, government mandated plant closures in Europe, and unfavorable volume/mix in North America

•	Core adjusted EBITDA margins declined 120 basis points
Net revenues for the three months ended March 28, 2020 decreased $31.1 million, or 3.1%, to $979.2 million, compared to $1.010 billion for the same period last year. The decrease in net revenues was driven by a 3% decline in core revenues and a 2% adverse impact from foreign exchange, partially offset by a 2% positive impact from the VPI acquisition. Core revenues, which exclude the impact of foreign exchange and acquisitions completed in the last twelve months, were impacted by a 5% headwind from unfavorable volume/mix, partially offset by a 2% pricing benefit.

Net loss was $0.2 million during the first quarter, compared to net income of $15.8 million in the same quarter last year, a decrease of $16.0 million. The decrease in net income was primarily due to lower gross profit from reduced volumes in each geographic segment and higher SG&A expense and impairment costs. Adjusted net income for the first quarter was $13.1 million, compared to $22.2 million in the same quarter last year, a decrease of $9.1 million.
The effective book income tax rate in the quarter increased to 123.8%, primarily due to a greater proportion of foreign income subject to the GILTI provisions of U.S. tax reform legislation and certain discrete tax items. Excluding the impact of the GILTI tax and discrete tax items specific to the period, the first quarter effective book tax rate would have been approximately 31.0%.
EPS for the first quarter was $0.00, compared to $0.16 for the same quarter last year, a decrease of $0.16. Adjusted EPS was $0.13, compared to $0.22 a year ago.
Adjusted EBITDA decreased $14.8 million, or 16.5%, to $74.5 million, compared to the same quarter last year. Adjusted EBITDA margins of 7.6% decreased by 120 basis points compared to the prior year. First quarter 2020 core adjusted EBITDA margins decreased by 120 basis points compared to the prior year, as improvement in Europe was offset by core margin reduction in North America and Australasia.

On a segment basis for the first quarter of 2020, compared to the same period last year:

•
North America - Net revenues increased $21.6 million, or 3.8%, to $586.7 million, due to a 1% increase in core revenues and a 3% contribution from the VPI acquisition. Core revenues increased due to a 3% pricing benefit, partially offset by a 2% volume/mix headwind. Adjusted EBITDA decreased $3.8 million to $49.0 million, due to unfavorable volume/mix as well as operational inefficiencies, partially offset by positive pricing.

•
Europe - Net revenues decreased $18.5 million, or 6.2%, to $281.5 million, due to a 3% adverse impact from foreign exchange and a 3% decrease in core revenues. Core revenues decreased primarily due to a 4% decrease in volume/mix, partially offset by a 1% pricing benefit. Adjusted EBITDA decreased $4.3 million to $23.3 million, due to unfavorable volume/mix and foreign exchange, partially offset by positive price and productivity.

•
Australasia - Net revenues decreased $34.2 million, or 23.6%, to $111.0 million, due to a 18% decrease in core revenues and a 6% unfavorable impact from foreign exchange. Core revenue growth decreased, primarily due to a 16% decrease in volume/mix. Adjusted EBITDA decreased $7.7 million to $8.7 million, primarily due to the deleverage impact of volume/mix.

Cash Flow and Balance Sheet

•
Cash flows used in operations of $76.5 million during the first quarter of 2020 increased by $48.5 million year-over-year, primarily due to the decrease in net income and an increase in working capital

•	Free cash flow use of $106.7 million during the first quarter increased by $46.8 million year-over-year, primarily due to the increase in cash flows used in operations
Cash flows used in operations totaled $76.5 million in the first quarter of 2020, compared to cash flows used in operations of $28.0 million during the same period a year ago. The increase in cash flows used in operations was primarily due to an increase in working capital. Free cash flow used during the first quarter increased $46.8 million year-over-year to $106.7 million, from $59.9 million a year ago, primarily due to the increase in cash flows used in operations.
Cash and cash equivalents as of March 28, 2020 were $214.3 million, compared to $226.0 million as of December 31,
2019. Total debt as of March 28, 2020 was $1.612 billion, compared to $1.517 billion as of December 31, 2019.
Total liquidity, including cash and cash equivalents and undrawn committed credit facilities, was $431.2 million as of March 28, 2020, compared to total liquidity of $554.5 million as of December 31, 2019, reflecting the company's normal seasonal working capital cycle. Following the company's $250 million senior secured notes offering, which closed on May 4, 2020 and AU $30 million of additional borrowing availability recently added to the company's Australian credit facilities, pro forma liquidity as of March 28, 2020 was approximately $696 million.
The company repurchased $5.0 million of common stock in the first quarter of 2020, prior to the COVID-19 disruption.
"I have the utmost confidence in each member of our global team to rise to the unprecedented challenges brought on by the COVID-19 pandemic," said Gary S. Michel, president and chief executive officer. "We will continue to provide our customers with the highest quality products and services, and prudently and safely manage every aspect of our business during this crisis. We have an amazing team, a sound strategy, and great assets, and will emerge from this a stronger JELD-WEN."

Conference Call Information
JELD-WEN management will host a conference call on May 5, 2020, at 8 a.m. EDT, to discuss the company’s financial results. Interested investors and other parties can access the call either via webcast by visiting the Investor Relations section of the company's website at http://investors.jeld-wen.com, or by dialing (877) 396-4218 (domestic) or (647) 689-5631 (international). A slide presentation highlighting the company’s results will also be available on the Investor Relations section of the company’s website.
For those unable to listen to the live event, a webcast replay will be available approximately two hours following completion of the call.
To learn more about JELD-WEN, please visit the company’s website at http://investors.jeld-wen.com.

About JELD-WEN

JELD-WEN, founded in 1960, is one of the world’s largest door and window manufacturers, operating manufacturing facilities in 20 countries located primarily in North America, Europe and Australia. Headquartered in Charlotte, N.C., JELD-WEN designs, produces and distributes an extensive range of interior and exterior doors, wood, vinyl and aluminum windows and related products for use in the new construction and repair and remodeling of residential homes and non-residential buildings. JELD-WEN is a recognized leader in manufacturing energy-efficient products and has been an ENERGY STAR® Partner since 1998. Our products are marketed globally under the JELD-WEN® brand, along with several market-leading regional brands such as Swedoor® and DANA® in Europe and Corinthian®, Stegbar®, and Trend® in Australia.
Investor Relations Contact:
JELD-WEN Holding, Inc.
Chris Teachout
Investor Relations Manager
704-378-7007
investors@jeldwen.com
Media Contact:
JELD-WEN Holding, Inc.
Noreen Pratscher
Vice President, Corporate Communications
704-526-4146
corporate@jeldwen.com

Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements by our CEO and statements regarding our business strategies and ability to execute on our plans, market potential, future financial performance, customer demand, the potential of our categories, brands and innovations, the impact of our footprint rationalization and modernization program, our pipeline of productivity projects, the estimated impact of tax reform on our results, litigation outcomes, and our expectations, beliefs, plans, objectives, prospects, assumptions, or other future events. Forward-looking statements are generally identified by our use of forward-looking terminology such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “might”, “plan”, “potential”, “predict”, “seek”, or “should”, or the negative thereof or other variations thereon or comparable terminology. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans, expectations, assumptions, estimates, and projections of our management. Although we believe that these statements are based on reasonable expectations, assumptions, estimates and projections, they are only predictions and involve known and unknown risks, many of which are beyond our control that could cause actual outcomes and results to be materially different from those indicated in such statements.

Risks and uncertainties that could cause actual results to differ materially from such statements include risks associated with the impact of the COVID-19 pandemic on the company and our employees, customers, and suppliers, and other factors, including the factors discussed in our Annual Reports on Form 10-K and our other filings with the Securities and Exchange Commission.

The forward-looking statements included in this release are made as of the date hereof, and except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this release.

Adjustments to Previously Reported Financial Information
As previously reported, the statement of operations for the three months ended March 30, 2019 include the correction of certain errors and other accumulated misstatements as described in Note 32 - Revision of Prior Period Financial Statements in our Annual Report of our Form 10-K and Note 27 - Revision of Prior Period Financial Statements of our Form 10-Q for the quarterly period ended June 29, 2019. Based upon our evaluation of both quantitative and qualitative factors, we believe that the effects of these errors and other accumulated misstatements were not material individually or in the aggregate to any previously reported quarterly or annual period.

Non-GAAP Financial Information
This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the tables at the end of this press release. The company provides certain guidance solely on a non-GAAP basis because the company cannot predict certain elements that are included in certain reported GAAP results, including the variables and individual adjustments necessary for a reconciliation to GAAP. While management is not able to specifically quantify the reconciliation items for forward-looking non-GAAP measures without unreasonable effort, management bases the estimated ranges of non-GAAP measures for future periods on its reasonable estimates of such factors as assumed effective tax rate, assumed interest expense, and other assumptions about capital requirements for future periods. The variability of these items may have a significant impact on our future GAAP results.

We use Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, and Adjusted EPS because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes Adjusted EBITDA and Adjusted EBITDA margin are helpful in highlighting trends because they exclude the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. We use Adjusted EBITDA and Adjusted EBITDA margin to measure our financial performance and also to report our results to our board of directors. Further, our executive incentive compensation is based in part on Adjusted EBITDA. In addition, we use Adjusted EBITDA for purposes of calculating compliance with our debt covenants in certain of our debt facilities. Adjusted EBITDA should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define Adjusted EBITDA as net income (loss), adjusted for the following items: loss from discontinued operations, net of tax; equity earnings of non-consolidated entities; income tax (benefit) expense; depreciation and amortization; interest expense, net; impairment and restructuring charges; gain on previously held shares of equity investment; (gain) loss on sale of property and equipment; share-based compensation expense; non-cash foreign exchange transaction/translation (income) loss; other non-cash items; other items; and costs related to debt restructuring and debt refinancing. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net revenues.

We present free cash flow because we believe it assists investors and analysts in determining the quality of our earnings. We also use free cash flow to measure our financial performance and to report to our board of directors. In addition, our executive incentive compensation is based in part on free cash flow. We define free cash flow as cash flow from operations less capital expenditures (including purchases of intangible assets). Free cash flow should not be considered as an alternative to cash flows from operations as a liquidity measure.

Adjusted net income represents net income adjusted for certain items as presented in our reconciliation of non-GAAP, including the after-tax impact of i) non-cash foreign currency (gains) losses, ii) impairment and restructuring charges, iii) one-time non-cash gains, and iv) other non-recurring expenses associated with mergers and acquisitions and litigation. Adjusted EPS represents net income per diluted share adjusted to exclude the estimated per share impact of the same specifically identified items used to calculate adjusted net income as described above. Where applicable, such items are tax-effected at our estimated annual adjusted effective tax rate.

Other companies may compute these measures differently. Non-GAAP metrics should not be considered as alternatives to any other measures derived in accordance with GAAP.

Due to rounding, numbers presented throughout this release may not sum precisely to the totals provided and percentages may not precisely reflect the absolute figures.

JELD-WEN Holding, Inc.
Consolidated Statements of Operations (Unaudited)
(In millions)

	Three Months Ended
	March 28, 2020	March 30, 2019	% Variance
Net revenues	$979.2	$1,010.3	(3.1)%
Cost of sales	784.8	802.1	(2.2)%
Gross margin	194.4	208.1	(6.6)%
Selling, general and administrative	172.6	164.1	5.2%
Impairment and restructuring charges	6.5	3.7	76.0%
Operating income	15.2	40.3	(62.2)%
Interest expense, net	16.6	17.7	(6.0)%
Other (income) expense	(2.3)	(3.5)	(32.9)%
Income (loss) before taxes and equity earnings	1.0	26.1	(96.3)%
Income tax expense (benefit)	1.2	10.3	(88.4)%
Net income (loss)	$(0.2)	$15.8	(101.5)%
Other financial data:
Adjusted EBITDA(1)	$74.5	$89.3	(16.5)%
Adjusted EBITDA Margin(1)	7.6%	8.8%

(1)
Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA and Adjusted EBITDA Margin, see above under the heading “Non-GAAP Financial Information”.

JELD-WEN Holding, Inc.
Selected Financial Data (Unaudited)
(In millions)

	March 28, 2020	December 31, 2019
Consolidated balance sheet data:
Cash and cash equivalents	$214.3	$226.0
Accounts receivable, net	539.3	469.8
Inventories	524.0	505.1
Total current assets	1,337.3	1,243.3
Total assets	3,406.6	3,381.3
Accounts payable	281.9	295.0
Total current liabilities	758.5	768.8
Total debt	1,611.9	1,517.4
Total shareholders’ equity	753.8	812.1

	Three Months Ended
Statement of cash flows data:	March 28, 2020	March 30, 2019
Net cash flow provided by (used in):
Operating activities	$(76.5)	$(28.0)
Investing activities	(22.4)	(88.9)
Financing activities	89.3	93.5

JELD-WEN Holding, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(In millions)

	Three Months Ended
	March 28, 2020	March 30, 2019
Net income (loss)	$(0.2)	$15.8
Income tax expense	1.2	10.3
Depreciation and amortization	33.5	30.9
Interest expense, net	16.6	17.7
Impairment and restructuring charges (1)	6.7	4.1
Loss (gain) on sale of property and equipment	(2.1)	0.5
Share-based compensation expense	3.7	2.6
Non-cash foreign exchange transaction/translation (income) loss	(1.2)	(3.7)
Other items (2)	16.3	10.4
Other non-cash items	—	0.7
Adjusted EBITDA	$74.5	$89.3

(1)
Impairment and restructuring charges consist of (i) impairment and restructuring charges that are included in our unaudited consolidated statements of operations plus (ii) additional charges relating to inventory and/or manufacturing of our products that are included in cost of sales in the accompanying unaudited consolidated statements of operations in the amount of $0.2 and $0.4 for the three months ended March 28, 2020 and March 30, 2019, respectively.

(2)
Other non-recurring items not core to ongoing business activity include: (i) in the three months ended March 28, 2020 (1) $11.7 in legal costs and professional expenses relating primarily to litigation, (2) $3.1 in facility closure and consolidation costs related to our facility footprint rationalization program, (3) $1.2 for one-time lease termination charges; (ii) in the three months ended March 30, 2019 (1) $4.8 in facility closure and consolidation costs related to our facility footprint rationalization program, (2) $2.9 in acquisition and integration costs, (3) $1.6 in legal costs and professional expenses relating primarily to litigation.

	Three Months Ended
(amounts in millions, except share and per share data)	March 28, 2020	March 30, 2019
Net income (loss)	$(0.2)	$15.8
Legal costs and professional expenses	11.7	1.6
Non-cash foreign exchange transactions/translation (income) loss	(1.2)	(3.7)
Impairment and restructuring charges	6.7	4.1
Facility closure and consolidation charges	3.1	4.8
Acquisition and integration charges	—	2.9
Adjusted tax impact	(7.0)	$(3.3)
Adjusted net income (1)	$13.1	$22.2

Diluted net income per share	$—	0.16
Legal and professional fees	0.12	0.02
Non-cash foreign exchange transactions/translation (income) loss	(0.01)	(0.04)
Impairment and restructuring charges	0.07	0.04
Facility closure and consolidation charges	0.02	0.04
Acquisition and integration charges	—	0.03
Adjusted tax impact	(0.07)	$(0.03)
Adjusted net income per share (1)	$0.13	$0.22

Diluted shares used in adjusted EPS calculation represent the fully dilutive shares for the three months ended March 28, 2020 and March 30, 2019, respectively.(2)	101,626,191	101,461,293

(1)	As a result of the 2019 revision, three months ended March 30, 2019 adjusted net income as presented herein was reduced by $0.9 million, and adjusted EPS was reduced by $0.01.
Note: Except as otherwise noted, adjustments to net income and net income per share are tax-effected at an adjusted tax rate of 25.7% and 34.6% for the three months ended March 28, 2020 and March 30, 2019, respectively. Excluding the impact of the GILTI provision, the first quarter adjusted effective book tax rate would have been approximately 26% and 30% for the three months ended March 28, 2020 and March 30, 2019, respectively.

(2)
Dilutive shares for March 28, 2020 includes basic weighted average shares outstanding of 100,646,850 and the dilutive impact of restricted stock units, performance share units, and options to purchase common stock of 979,341.

	Three Months Ended
	March 28, 2020	March 30, 2019
Net cash provided by operating activities	$(76.5)	$(28.0)
Less capital expenditures	30.2	31.9
Free cash flow	$(106.7)	$(59.9)

JELD-WEN Holding, Inc.
Segment Results (Unaudited)
(In millions)

	Three Months Ended
	March 28, 2020	March 30, 2019
Net revenues from external customers			% Variance
North America	$586.7	$565.1	3.8%
Europe	$281.5	$300.0	(6.2)%
Australasia	$111.0	$145.2	(23.6)%
Total Consolidated	$979.2	$1,010.3	(3.1)%
Adjusted EBITDA(1)
North America	$49.0	$52.8	(7.2)%
Europe	$23.3	$27.6	(15.6)%
Australasia	$8.7	$16.4	(46.7)%
Corporate and unallocated costs	$(6.5)	$(7.5)	(13.3)%
Total Consolidated	$74.5	$89.3	(16.5)%

(1)
Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information”.